Exhibit 99.1

Thor Announces Results for Second Quarter of Fiscal 2019

- Acquisition of Erwin Hymer Group (EHG) completed immediately after the end of the second quarter, providing considerable opportunities for long-term global growth

- Second-quarter results reflect acquisition-related costs totaling $42.1 million and continued dealer inventory rationalization

- Company's outlook for long-term growth is supported by positive demographics, strong industry fundamentals and Thor's market-leading position

ELKHART, Ind., March 6, 2019 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced second- quarter results with net sales of $1.29 billion, compared with the record second-quarter revenue posted in the prior year. Net loss and diluted loss per share for the second quarter of fiscal 2019 were $(5.4) million and $(0.10), respectively. Second-quarter results reflect acquisition-related costs totaling $42.1 million, or $0.75 per share, and compare to record second-quarter net income and diluted earnings per share in the prior year of $79.8 million and $1.51, respectively.

Second quarter fiscal 2019 financial results reflect the impact of balancing production with market demand, as wholesale shipments declined relative to retail sales as dealers continued to sell through existing inventories before placing orders for new product, and various acquisition-related costs.

  Balancing Production and Demand: The dealer inventory rationalization process continued during the second quarter as industry wholesale shipments declined at a double-digit percentage compared with relatively stable retail registrations through the end of December 2018. This excess of retail sales over wholesale shipments resulted in reductions in dealer inventory ahead of the early spring retail shows and peak summer selling season. The overall levels of discounts and incentives increased compared with the unusually low levels recorded in the second quarter of fiscal 2018.

  Acquisition-Related Costs:
    Foreign Currency Forward Contract: On September 18, 2018, the Company entered into a foreign currency forward contract in the amount of €1.625 billion related to the anticipated cash portion of the purchase price of EHG. The contract does not qualify as a hedging instrument for accounting purposes; therefore, changes in fair value are reported in current-period earnings. As a result of the change in the U.S. dollar-Euro exchange rate from the date of the establishment of the contract to the end of the fiscal second quarter on January 31, 2019, and changes in the likelihood and timing of the acquisition closing, the Company recorded non-cash, mark-to-market losses on the forward contract of approximately $31.2 million and $73.7 million during the three and six-month periods ended January 31, 2019, respectively. At the completion of the EHG acquisition on February 1, 2019, the forward contract was closed, and the final settlement will be realized in the Company's third-quarter financial results.

    Transaction Costs: During the quarter, Thor incurred $10.9 million in expenses related to the recently completed acquisition of EHG, comprised primarily of ticking fees.

In aggregate, the acquisition-related costs for the foreign currency forward contract and transaction costs totaled approximately $42.1 million, or $0.75 per diluted share, in the fiscal second quarter.

"We made considerable progress on a number of fronts in the second quarter, supported by a positive start to the 2019 retail show season, with a number of the larger shows posting strong attendance levels, which supports our view of a stable long-term retail environment," said Bob Martin, Thor President and CEO. "We were also pleased to have closed our acquisition of EHG just after the end of the second quarter. This transformational acquisition represents a major step forward in our long-term strategic growth plan, and our entire team is focused on integrating EHG and providing strong returns for our shareholders. While we are optimistic for the long term, we also expect to face challenging conditions in the near term, as dealers continue to reduce inventory levels and we experience difficult comparisons to the record third-quarter results posted in fiscal 2018."

Second-quarter net sales decreased 35.8% for the Towable segment, 33.7% for the Motorized segment and 34.5% overall. Overall gross profit margins declined to 11.0% in the quarter, compared to 13.7% in the prior-year period, primarily reflecting the impact of lower sales levels and higher relative sales discounts and promotions compared with unusually low levels in the prior year. The levels of promotions and discounting during the quarter was more in line with our historical seasonal averages. Overhead costs increased as a percentage of sales due to lower fixed cost absorption over the reduced net sales in the quarter. Net income in the quarter was also adversely affected by an unusually high effective tax rate. The Company's second-quarter effective tax rate was 389.1% compared to a tax rate of 43.5% in the prior year because the $31.2 million non-cash, mark-to-market loss on the foreign currency forward contract is not deductible for income tax purposes. The Company expects to return to a more normalized effective tax rate of 23% to 25% by the end of its fiscal second half of 2019, before consideration of any discrete tax items and the acquisition of the Erwin Hymer Group.

As dealers continue to rationalize inventory levels following the unusually high seasonal order and wholesale delivery patterns in the first nine months of fiscal 2018, the Company has taken steps to adjust its production levels accordingly. A number of Thor's production facilities have reduced their production unit rates, while others have shifted to four-day production weeks. These reductions, combined with the start of the stronger spring and summer selling season, are expected to result in reductions in Thor's finished goods inventory. Finished goods inventory levels were elevated at January 31, 2019, in part due to the unusually bitter winter weather which forced most of the Company's operations to close for several days at the end of the fiscal second quarter. As a result of these factors, the Company expects that production and wholesale sales will be balanced with overall retail demand by the end of the normally stronger second half of the fiscal year.

Towable RVs

  Towable RV sales were $881.6 million for the second quarter, compared to the record second-quarter sales of $1.37 billion in the prior-year period. This decrease was driven primarily by lower unit volume compared with the record second-quarter unit sales last year, but was partially offset by a shift in product mix toward higher-priced units.
  Towable gross profit margin fell to 10.9% in the fiscal second quarter, reflecting increased discounting levels, as well as slightly increased warranty costs. Although warranty costs were elevated compared to year-ago levels, the rate of increase fell from the first quarter, partially due to the impact of improved quality metrics and warranty claims experience.
  Towable RV income before tax was $34.1 million, compared to $116.7 million in the second quarter last year. This decrease was driven primarily by lower sales, increased relative levels of discounting and the resulting decrease in gross profit.
  Towable RV backlog decreased $1.00 billion to $812.0 million, compared to $1.82 billion at the end of the second quarter of fiscal 2018, reflecting the positive impact of capacity additions, improved delivery times, and dealers' continuing to right-size inventory levels. The Company believes the current towable RV backlog is returning to a normalized level and is reflective of dealer trends toward smaller, but more frequent order patterns.

Motorized RVs

  Motorized RV sales were $371.5 million for the second quarter compared to the record second-quarter sales level of $559.9 million in the prior-year period. The decrease in motorized sales was driven primarily by lower unit sales compared to the record second-quarter unit sales last year, partially offset by a mix shift toward higher-priced product.
  Motorized gross profit margin fell to 9.8% in the fiscal second quarter as a result of reduced sales levels and reduced fixed overhead absorption for the quarter.
  Motorized RV income before tax was $17.2 million, compared to $37.5 million last year, driven primarily by the lower sales levels as well as the decrease in gross margin.
  Motorized RV backlog decreased $342.0 million to $639.9 million from $981.8 million a year earlier, reflecting the positive impact of capacity additions, improved delivery times, and dealers' continuing to right-size inventory levels. The Company believes the current motorized RV backlog is returning to a normalized level and is reflective of the shift in dealer order patterns to smaller and more frequent orders.

Erwin Hymer Group Acquisition
On February 1, 2019, Thor completed its acquisition of EHG. The acquisition excluded EHG's North American operations and the Canadian-specific Roadtrek brands. The Canadian-specific trademarks excluded from the transaction were such brands as Roadtrek, Aktiv, American Fastbacks and Fastbacks, and Ecotrek. To be clear, the acquisition does include the trademarks from all European Hymer brands including those formerly licensed to the North American operations. The acquisition is expected to be accretive to earnings in its first twelve months, before taking into account anticipated efficiencies, purchase accounting adjustments and transaction-related expenses.

As previously noted, Thor incurred a number of acquisition-related expenses within the second quarter. The Company expects to incur additional expenses relating to the acquisition, including professional, legal and advisory fees related to the closing of the transaction as well as the integration and implementation of enhanced controls consistent with SOX requirements. Capitalized fees related to the Company's former debt facility will be fully expensed in Thor's fiscal third-quarter results as that debt facility was terminated at the closing of the acquisition. The Company estimates that these acquisition-related costs will range from approximately $30 million to $40 million for the remainder of fiscal 2019, not including costs expected to be capitalized in connection with the debt facilities and purchase price accounting related charges. A large portion of these costs will be recognized within the fiscal third quarter.

"Now that we have completed our acquisition of EHG, we are focused on the integration of those operations as well as strengthening our balance sheet through the repayment of the debt incurred for the purchase," said Colleen Zuhl, Thor Senior Vice President and CFO. "As we review our cash priorities, our main focus will be to utilize free cash flow to reduce overall debt levels. Subsequent to the end of the quarter, we reduced borrowings under the ABL facility by $20 million. We will balance our goal of reducing our net debt level with our strategic needs to invest in the continuing growth of our business and returning cash to shareholders."

Outlook
Thor's management team and Board remain focused on creating long-term shareholder value. As a result of the combination of strong underlying industry demographics and fundamentals, Thor's leadership position in the RV industry, and the international growth opportunities presented by the EHG acquisition, the Company is optimistic about the long-term future.

"For the rest of fiscal 2019, we expect to face challenges that may impact our financial results as dealers continue to closely manage inventory to levels that better reflect current retail demand, and their ability to replenish inventory more quickly," added Bob Martin. "While we also face difficult year-over-year comparisons to the record third-quarter results for fiscal 2018, we are confident that Thor is on a path toward growth in fiscal 2020."

"We remain optimistic regarding the demographics and long-term fundamentals driving the global RV industry which gave us confidence to embark on the largest acquisition in our Company's history," commented Peter B. Orthwein, Executive Chairman of Thor. "With the acquisition of EHG now completed, we are focused on capturing synergies and driving positive cash flow which we will use to reduce our outstanding debt as quickly as possible."

Supplemental Earnings Release Materials
Thor has provided a comprehensive question and answer document, as well as a PowerPoint presentation, relating to its quarterly results and other topics. To view these materials, go to http://ir.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of 25 brand companies, supported by approximately 210 facilities in five countries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward Looking Statements

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations; raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed or announced transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations; the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers; restrictive lending practices; management changes; the success of new and existing products and services; consumer preferences; the ability to efficiently utilize production facilities; the pace of acquisitions and the successful closing, integration and financial impact thereof; the potential loss of existing customers of acquisitions; our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions; and changes to investment and capital allocation strategies or other facets of our strategic plan. Additional risks and uncertainties surrounding the acquisition of Erwin Hymer Group SE (the "Erwin Hymer Group") include risks regarding the potential benefits of the acquisition and the anticipated operating synergies, the integration of the business, changes in Euro-U.S. dollar exchange rates that could impact the mark-to-market value of outstanding derivative instruments, the impact of exchange rate fluctuations and unknown or understated liabilities related to the acquisition and Erwin Hymer Group's business. These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2018 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2019.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE
THREE AND SIX MONTHS ENDED JANUARY 31, 2019 AND 2018
($000's except share and per share data) (Unaudited)

	Three Months Ended January 31,				Six Months Ended January 31,
	2019	% Net Sales (1)	2018	% Net Sales (1)	2019	% Net Sales (1)	2018	% Net Sales (1)

Net sales	$1,290,576		$1,971,560		$3,046,552		$4,203,228

Gross profit	$141,596	11.0%	$270,328	13.7%	$348,852	11.5%	$603,513	14.4%

Selling, general and administrative expenses	85,069	6.6%	117,088	5.9%	187,762	6.2%	251,351	6.0%

Amortization of intangible assets	12,526	1.0%	13,796	0.7%	25,117	0.8%	27,354	0.7%

Acquisition-related costs	42,059	3.3%	—	—%	99,148	3.3%	—	—%

Interest income (expense), net	816	0.1%	(953)	—%	1,162	—%	(1,984)	—%

Other income (expense), net	(885)	(0.1)%	2,574	0.1%	(4,597)	(0.2)%	5,332	0.1%

Income before income taxes	1,873	0.1%	141,065	7.2%	33,390	1.1%	328,156	7.8%

Income taxes	7,290	0.6%	61,313	3.1%	24,854	0.8%	119,998	2.9%

Net and comprehensive income (loss)	$(5,417)	(0.4)%	$79,752	4.0%	$8,536	0.3%	$208,158	5.0%

Earnings (loss) per common share
Basic	$(0.10)		$1.51		$0.16		$3.95
Diluted	$(0.10)		$1.51		$0.16		$3.94

Weighted-avg. common shares outstanding - basic	52,806,981		52,694,680		52,766,739		52,653,303
Weighted-avg. common shares outstanding - diluted	52,867,687		52,861,140		52,883,645		52,839,752

(1) Percentages may not add due to rounding differences

SUMMARY CONDENSED CONSOLIDATED BALANCE SHEETS ($000)
	(Unaudited)			(Unaudited)
	January 31, 2019	July 31, 2018		January 31, 2019	July 31, 2018
Cash and equivalents	$305,833	$275,249	Current liabilities	$750,643	$769,330
Accounts receivable, net	344,782	487,235	Other long-term liabilities	72,624	71,594
Inventories, net	561,842	537,909	Stockholders' equity	1,906,931	1,937,741
Prepaid expenses and other	35,699	11,281
Total current assets	1,248,156	1,311,674
Property, plant & equipment, net	550,471	522,054
Goodwill	377,693	377,693
Amortizable intangible assets, net	363,231	388,348
Deferred income taxes and other, net	190,647	178,896
Total	$2,730,198	$2,778,665		$2,730,198	$2,778,665

Contact
Investor Relations:
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912